Exhibit 10.37

Schiphol-Oost, 11th February 2005

Matt S. Nydell

The Links 3

Ascot, Berkshire SL5 7TN

United Kingdom

Dear Mr. Nydell,

This letter is intended to clarify certain issues arising under your Employment Agreement (the “Employment Agreement”) with VIA NET.WORKS, Inc. (“VIA”).

1.  Retention.  You agree to remain in the employment of VIA in your current position and continue in the performance of the duties and responsibilities of your current position at VIA through May 31, 2005, and not to voluntarily terminate your employment with VIA before that time.

2.  Retention Bonus.  Provided that you do not voluntarily terminate your employment with VIA prior to May 31, 2005 and that you continue in the performance of the duties and responsibilities of your current position through May 31, 2005, VIA agrees to pay you a retention bonus equal to 43% of your annual bonus entitlement (which represents a bonus for the five month period ending May 31, 2005), as determined by the compensation committee of VIA’s board of directors in a manner consistent with past bonus awards for executive officers of VIA (the “Retention Bonus”).  This Retention Bonus shall be paid to you on or before June 30, 2005, and shall be in lieu of any annual bonus you may be eligible to receive for services performed during the five month period ending May 31, 2005.  If you voluntarily terminate employment with VIA for any reason prior to May 31, 2005 or if you fail to continue in the performance of the duties and responsibilities of your current position (other than at the direction of the Chief Executive Officer or Board of Directors of VIA or any applicable court or administrative order, judgment or decree), you shall not be entitled to the Retention Bonus.

3.  Relocation Expenses.  In addition to the Retention Bonus, VIA agrees to pay the relocation expenses of you and your family, up to a maximum amount of [$25,000], in connection with a relocation of you and your family to the United States of America that occurs within six months after the termination of your employment with VIA.  Any such relocation payment shall be made in accordance with, and subject to, the relocation policy applicable to you as of the date hereof.

4.  Taxes.  You acknowledge that the amounts payable to you hereunder will constitute taxable income and will be subject to applicable withholding and employment taxes to the extent required by law.

5.  Entire Understanding.  This letter sets forth the entire understanding of the parties with respect to the matters addressed in this letter and supersedes any prior agreement or understanding relating to such matters.  This letter is intended as a clarification of certain terms of the Employment Agreement, so is not intended to supersede that agreement, but to guide the implementation of that document.

6.  No Guarantee of Employment.  Nothing in this letter obligates VIA to employ you in your current position or otherwise for any period of time or otherwise guarantees you any specific term of employment.

If you agree to all of the terms and conditions set forth above, please promptly forward the original signed copy of this letter to VIA no later than two weeks from the date of this letter.  Upon our receipt of our original signed copy of this letter, this letter shall be deemed a binding agreement between VIA and you in accordance with the terms and conditions set forth above.  In the event you fail to forward an original signed copy of this letter to VIA within such period, this letter shall be of no force and effect and the offer contained herein shall be deemed revoked without any further action on the part of VIA.

Sincerely,

Raymond Walsh
Chief Executive Officer

I have read, I understand, and I agree to the foregoing.

Matt S. Nydell	Date